Exhibit 10.2

AMENDMENT NO. 3 TO

IXIA

2010 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

The Ixia 2010 Employee Stock Purchase Plan, as amended (the “Plan”), is hereby further amended as follows, effective as of the date of the approval by the shareholders of Ixia (the “Company”) at their 2013 annual meeting of shareholders of a proposal to increase the number of shares authorized and reserved for issuance under the Plan by 2,000,000 shares:

1. Section 12(a). Section 12(a) of the Plan is hereby amended and restated in its entirely as follows:

“12. Stock.

(a) The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 3,800,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 18(a) hereof, together with a cumulative annual increase to the number of shares reserved for issuance thereunder on May 1, 2014 and each May 1 thereafter equal to the lesser of (i) 500,000 shares, (ii) 1% of the outstanding shares of the Company on the last day of the prior fiscal year or (iii) such amount as may be determined by the Board. The shares to be sold to Participants in the Plan will be authorized but unissued shares. Upon the cancellation of any option granted under the Plan, the shares subject thereto shall return to the Plan and become available for options thereafter granted under the Plan.”

Effective as of: June 19, 2013

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